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                                                                   EXHIBIT 10.15

                         [LETTERHEAD OF CB COMMERCIAL]

May 20, 1997

Mr. Donald M. Koll
KOLL The REAL ESTATE SERVICES COMPANY
4343 Von Karman Avenue
Newport Beach, California 92660

Dear Don:

This letter will confirm your engagement as a consultant to CB Commercial Real Estate Group, Inc. ("CBC") for a one year period commencing with the Effective Date of our Merger with Koll Real Estate Services. We ask that you spend not to exceed 20 hours a month doing the following:

 .   Consulting with our senior executives with respect to commercial real estate matters including economic trends.

 .   Acting as a goodwill agent of CB Commercial at the many real estate related conferences and groups of which you are such an important part.

For your services CBC will pay you $12,500 per month and reimburse you for all expenses which you reasonably incur on our behalf including travel expenses incurred at our request. Your engagement may be terminated by either party on 30 days advance written notice and neither party shall have any liability to the other party as a result of such termination.

You have been granted a stock option by CB Commercial Real Estate Services Group, Inc. for 250,000 shares of its common stock at a price of $36.75. Your option is fully vested but will terminate one year after this Letter Agreement is terminated.

You will be an independent contractor and as such you will determine when and how you provide services as well as the projects which you are to work on. You will have no authority to bind CB Commercial or its affiliates.

If the foregoing is acceptable please sign and return to me the extra copy of this letter which I have enclosed.

Yours very truly,

/s/ James J. Didion

James J. Didion

c.  Nancy Morris/CB Commercial
    Walter Stafford/CB Commercial

AGREED AND ACCEPTED THIS 16 DAY OF JULY, 1997

/s/ Donald M. Koll
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